FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS STRONG GROWTH IN FIRST QUARTER SALES
AND INCREASES 2013 GUIDANCE

 New York, New York, April 22, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the three months ended March 31, 2013 were $213.8 million, up more than 29.3% compared to $165.4 million in the same period last year.  At comparable foreign currency exchange rates, net sales for the first quarter were up 29.4%.  Inter Parfums plans to issue results for the first quarter of 2013 on or about May 8, 2013.

	Three months ended March 31,
(in millions)	2013	2012	% Change

European-based product sales......	$195.1	$145.2	34.4%
United States-based product sales...	18.7	20.2	-7.6%
	$213.8	$165.4	29.3%

 Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "Excluding Burberry sales from both the current and prior year's first quarter, European-based product sales increased 15.5% to $85.5 million in the current period versus $74.0 million in last year's first quarter.  Our major ongoing brands performed very well in the first quarter of 2013.  Jimmy Choo led the way with year-over-year sales growth of over 50% driven in part by the very promising start for Flash, the brand's second fragrance line which we launched in January. The continued growth of Eclat d'Arpège contributed to the 18% increase in Lanvin sales along with the launch of Lanvin Me and the steady performance by Jeanne Lanvin.  Sales of Montblanc Legend fragrances continue to perform exceptionally well resulting in a 39% increase in comparable quarter brand sales.  Finally, our association with Burberry fragrances ended on a high note, with a 53% increase in first quarter sales."

On the subject of U.S.-based operations, Mr. Madar noted, "Last year's first quarter was somewhat of an anomaly, with sales 71% ahead of 2011's first quarter due primarily to initial sales of Anna Sui fragrances.  Also during the 2012 first quarter, we launched Love Fury by Nine West and Wildbloom Vert for Banana Republic.  In other words, the bar was set unusually high, making the comparable quarter sales decline understandable.  Toward the end of the current first quarter, we launched Desire by bebe and the initial reaction has been very good.  Last month, our U.S.-based operations took over the manufacture and distribution of legacy Alfred Dunhill fragrances and we look forward to reporting on this initiative, as well as new product launches currently in the works, as the year unfolds."

Raises 2013 Guidance

Based upon its strong first quarter performance and expectations for the remainder of the year, the Company  is raising its 2013 guidance and currently expects net sales to reach approximately $510 million resulting in net income attributable to Inter Parfums, Inc. of between $1.00 and $1.02 per diluted share. Previous guidance called for net sales of $480 million with resulting net income attributable to Inter Parfums, Inc. in the range of $0.90 to $0.92 per diluted share.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Jimmy Choo, Montblanc, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com